Exhibit 10.4

BOOST RUN, INC.

SPECIAL CASH RETENTION AWARD AGREEMENT

This SPECIAL CASH RETENTION AWARD AGREEMENT (this “Agreement”) is entered into as of September 29, 2026 (the “Effective Date”), by and between Boost Run, Inc., a Delaware corporation (the “Company”), and Harilaos Georgakopoulos (the “Executive”). The Company and the Executive are each referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has recommended, and the Board of Directors of the Company (the “Board”), acting through its disinterested directors and with the Executive having recused himself from deliberation and vote, has approved, a one-time cash award to the Executive in the aggregate amount of $1,000,000;

WHEREAS, the Award is intended to serve as a retention incentive and is subject to the terms and conditions set forth herein;

WHEREAS, the Award is a one-time payment, is not granted under the Company’s 2026 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), and is not part of the Executive’s ongoing target compensation;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement have the meanings set forth below or elsewhere in this Agreement.

(a) “Award” means, individually, each of Award 1, Award 2, and Award 3 described in Section 2, and “Awards” means all of them collectively.

(b) “Cause” shall have the meaning ascribed to such term in the Executive’s employment agreement with the Company; provided, that if the Executive does not have an employment agreement with the Company that defines “Cause” (or such agreement has expired or been terminated), “Cause” shall have the meaning ascribed to such term in the Plan.

(c) “Change in Control” shall have the meaning ascribed to such term in the Plan.

(d) “CIC Protection Period” means the twelve (12)-month period immediately following the consummation of a Change in Control.

(e) “Disability” means the Executive’s inability, due to a physical or mental illness or incapacity, to perform the essential functions of his position, with or without reasonable accommodation, for a period of ninety (90) consecutive days or one hundred twenty (120) days (whether or not consecutive) in any twelve (12)-month period, as determined in good faith by the Board in consultation with a physician reasonably acceptable to the Executive, and consistent with applicable law.

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(f) “Executive-Level Position” means the position of Chief Operating Officer or another full-time, executive officer-level position with the Company at the level of Senior Vice President or above, or such other full-time senior leadership role as the Board may expressly designate in writing as an Executive-Level Position for purposes of this Agreement.

(g) “First Payment Date” means the date on which the Company pays the Award 1 Installment pursuant to Section 3.

(h) “Role Reduction” means the Executive’s voluntary transition, election, or acceptance of a position with the Company that is not an Executive-Level Position, including any non-executive, non-officer, part-time, advisory, or consulting role, whether or not the Executive remains employed by or in service with the Company.

(i) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(j) “Termination Date” means the date on which the Executive’s employment with the Company terminates for any reason.

2. GRANT OF AWARDS; AMOUNT AND ALLOCATION

2.1 Grant. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Executive one-time cash retention incentive awards in the aggregate amount of $1,000,000.00 (the “Aggregate Award Amount”), allocated as follows:

Award	Amount	Percentage of Aggregate Award Amount
Award 1	$500,000	50%
Award 2	$300,000	30%
Award 3	$200,000	20%
Total	$1,000,000	100%

2.2 Nature of Awards. The Awards are one-time retention incentive payments and are not granted under, and shall not be governed by, the Plan or any annual bonus or management incentive plan or program of the Company. The Awards shall not be taken into account in determining the Executive’s base salary, target annual bonus, or any other target compensation, or, except as required by the express terms of any such plan, any benefits under any severance, retirement, or other benefit plan, program, or arrangement of the Company. Nothing in this Agreement creates any expectation or entitlement to any similar award in the future.

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3. PAYMENT SCHEDULE

3.1 Installments. Subject to Sections 4, 5, and 6 herein, the Company shall pay each Award to the Executive in a single cash lump-sum installment (each, an “Installment”) on the applicable date set forth below (each, a “Payment Date”):

(a) Award 1 Installment: $500,000, payable on October 15, 2026;

(b) Award 2 Installment: $300,000, payable on January 15, 2027; and

(c) Award 3 Installment: $200,000, payable on April 15, 2027.

3.2 Method of Payment. Each Installment shall be paid through the Company’s regular payroll system, less all applicable withholdings and deductions as described in Section 9.

3.3 No Payment Absent Satisfaction of Conditions. No Installment shall be earned, vested, or payable unless and until all conditions set forth in Section 4 have been satisfied as of the applicable Payment Date, except as expressly provided in Section 6.5.

4. PERFORMANCE AND EMPLOYMENT CONDITIONS

4.1 Conditions to Payment. The Executive’s right to receive each Installment is expressly conditioned upon the Executive:

(a) being actively employed by the Company in good standing (meaning, without limitation, that the Executive has not given or received notice of termination of employment and no event or circumstance constituting Cause has occurred and is continuing) on the applicable Payment Date; and

(b) satisfactorily performing his duties as Chief Operating Officer or in another Executive-Level Position, as determined in good faith by the Board (excluding the Executive), continuously from the Effective Date through the applicable Payment Date.

4.2 Role Reduction. If a Role Reduction occurs at any time prior to a Payment Date, all Installments that have not been paid as of the effective date of such Role Reduction shall be immediately forfeited and cancelled without consideration. A voluntary Role Reduction shall be treated as a voluntary resignation for purposes of Section 5.

5. EFFECT OF TERMINATION OF EMPLOYMENT

5.1 Voluntary Resignation. If the Executive voluntarily resigns from the Company for any reason, including stepping down to a non-executive, part-time, or non-officer role, before the twenty-four (24)-month anniversary of the First Payment Date, all unpaid Installments shall be immediately forfeited and cancelled without consideration, and the Executive shall repay to the Company, in a lump sum in cash within thirty (30) days after the date of resignation, the full gross amount of all Award payments previously received under this Agreement. If the Executive voluntarily resigns on or after the twenty-four (24)-month anniversary of the First Payment Date, all unpaid Installments shall be forfeited and cancelled without consideration, and the Executive shall have no repayment obligation.

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5.2 Termination for Cause. If the Company terminates the Executive’s employment for Cause, all unpaid Installments shall be immediately forfeited and cancelled without consideration, and the Executive shall repay to the Company, in a lump sum in cash within thirty (30) days after the date of termination, the full gross amount of all Award payments previously received under this Agreement.

5.3 Termination Without Cause Outside CIC Protection Period. If the Company terminates the Executive’s employment without Cause other than during the CIC Protection Period, the Executive shall retain all Award payments previously received, and all unpaid Installments shall be forfeited and cancelled without consideration. There shall be no acceleration or proration of any unpaid Installment.

5.4 Death or Disability. If the Executive’s employment terminates due to his death or Disability, all unpaid Installments shall accelerate and become immediately payable in a single cash lump sum within thirty (30) days following the date of the Executive’s death or Disability (or such later date as required by Section 409A). The accelerated payment is conditioned on the execution and non-revocation of a general release of claims in favor of the Company, in a form provided by the Company, by the Executive’s estate or legal representative within sixty (60) days following the date of the Executive’s death or Disability. If the release is not executed and irrevocable within that sixty (60)-day period, the accelerated payment shall be forfeited. The Executive (or his estate) shall retain all Award payments previously received, and no repayment obligation shall apply to those amounts.

5.5 Termination Without Cause Within CIC Protection Period. If, during the CIC Protection Period, the Company or its successor terminates the Executive’s employment without Cause, all unpaid Installments shall immediately accelerate and become payable in full within thirty (30) days following the Termination Date, or such later date as required by Section 409A. The accelerated payment is conditioned on the Executive’s execution and non-revocation of a general release of claims in favor of the Company, in a form provided by the Company, within sixty (60) days following the Termination Date. If the Executive does not execute the release and allow it to become irrevocable within that sixty (60)-day period, the accelerated payment shall be forfeited. The Executive shall retain all Award payments previously received, and no repayment obligation shall apply to those amounts.

6. COMPANY CLAWBACK POLICY

Notwithstanding any other provision of this Agreement, the Awards, and any amounts paid hereunder, shall be subject to recoupment, forfeiture, and/or repayment to the extent required by (a) the Company’s Policy for the Recovery of Erroneously Awarded Compensation or any other compensation recovery policy adopted by the Company, as in effect from time to time, including any policy adopted to comply with Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Nasdaq Listing Rule 5608, as enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (b) any other applicable law, rule, regulation, or listing standard (collectively, the “Clawback Policy”). Any recovery under the Clawback Policy shall be in addition to, and not in lieu of, the repayment obligations set forth in Sections 5.1 and 5.2, provided that no amount shall be recovered more than once.

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7. SECTION 409A

The payments under this Agreement are intended to qualify as short-term deferrals under Treas. Reg. Section 1.409A-1(b)(4), and each Installment shall be treated as a separate payment for purposes of Section 409A. References to termination of employment or similar terms that result in a payment subject to Section 409A mean separation from service under Section 409A. If the Executive is a specified employee and any payment is subject to Section 409A on account of separation from service, that payment shall be delayed until six (6) months after separation from service or, if earlier, the Executive’s death, and shall then be paid in a lump sum. The Company makes no guarantee regarding the tax treatment of the Awards under Section 409A or any other applicable law, and the Executive is solely responsible for his own tax obligations. This Agreement shall be interpreted and administered in a manner consistent with Section 409A.

8. TAX WITHHOLDING

The Company shall withhold from each Installment, and from any other payment under this Agreement, all federal, state, local, and non-U.S. income, employment, payroll, and other taxes and amounts required to be withheld under applicable law. The Executive acknowledges that he has had the opportunity to consult with his own tax advisors regarding the tax consequences of the Awards.

9. GENERAL PROVISIONS

9.1 No Right to Continued Employment. Nothing in this Agreement confers upon the Executive any right to continued employment with the Company or interferes with the right of the Company or the Executive to terminate the Executive’s employment at any time, with or without Cause, subject to the terms of any written employment agreement between the Executive and the Company.

9.2 Unfunded Obligation. The Company’s obligations under this Agreement are unfunded and unsecured, and the Executive shall have no greater rights than a general unsecured creditor of the Company.

9.3 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict-of-laws principles that would require the application of the law of any other jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware with respect to any dispute arising out of or relating to this Agreement.

9.4 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, term sheets, and discussions, whether written or oral, relating thereto. This Agreement may be amended, modified, or waived only by a written instrument signed by the Executive and a duly authorized officer of the Company (other than the Executive) acting with the approval of the Board or the Committee.

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9.5 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable in any respect, such provision shall be modified to the minimum extent necessary to make it enforceable, and the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired.

9.6 Assignment; Successors. This Agreement is personal to the Executive and may not be assigned, transferred, pledged, or encumbered by the Executive, other than by will or the laws of descent and distribution; any purported assignment in violation of this Section shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Company shall require any successor to all or substantially all of its business or assets to expressly assume this Agreement.

9.7 Notices. All notices under this Agreement shall be in writing and shall be deemed duly given (a) when delivered personally, (b) one (1) business day after deposit with a nationally recognized overnight courier, or (c) when sent by email with confirmation of transmission, in each case addressed as follows (or to such other address as a Party may designate by notice): if to the Company, to Boost Run, Inc., 5 Revere Drive, Suite 200, Northbrook, IL 60062, Attention: Erik Guckel, Email: eg@boostrun.com; and if to the Executive, to the most recent home address on file with the Company, with a copy by email to hg@boostrun.com.

9.8 Waiver. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof.

9.9 Construction. Headings are for convenience only and shall not affect interpretation. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” This Agreement shall be construed as if drafted jointly by the Parties.

9.10 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, .pdf, or other electronic means shall be deemed original signatures for all purposes.

9.11 Executive Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, has had the opportunity to consult with independent legal and tax counsel of his choosing, and is entering into this Agreement knowingly and voluntarily.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Special Cash Retention Award Agreement as of the Effective Date.

BOOST RUN, INC.

By:	/s/ Andrew Karos
Name:	Andrew Karos
Title:	Chief Executive Officer

EXECUTIVE

/s/ Harilaos Georgakopoulos
Harilaos Georgakopoulos
Date: September 29, 2026

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